Exhibit 10.15

                             INTERNATIONAL DISTRIBUTION AGREEMENT

        This International Distribution Agreement (the "Agreement") is made as of this 16th day of January, 2001 by and between NEXT Fiber Products Inc., a Delaware corporation having its principal offices at 8 Alfred Circle, Bedford, Massachusetts 01730 (together with its parent, subsidiary and sister entities, "Manufacturer"), and B&F Composites, Inc., a Canadian corporation, having its principal offices at 25 Sheffield Street, Toronto, Ontario, Canada ("BFC"), NEX Products Inc., a Canadian corporation, having its principal offices at 25 Sheffield Street, Toronto, Ontario, Canada ("NEX") and Compact Industries Ltd., a Canadian corporation, having its principal offices at 25 Sheffield Street, Toronto, Ontario, Canada ("Compact") (together with the parent, subsidiary and affiliated entities of BFC, NEX and Compact, collectively referred to herein as the "Distributor").

1.      Appointment of Distributor

        1.1 The Distributor is appointed by Manufacturer as its distributor for the products listed in Exhibit A (the "Products") attached hereto and made a part hereof, as it may be amended from time to time by execution of a revised Exhibit A by both parties, to purchasers whose principal place of business is located exclusively in the territory and industry listed in Exhibit A (the "Territory"), for a period of five (5) years from the date of the signing of this Agreement. The grant set forth in this paragraph shall be exclusive as to the Products listed as exclusive on Exhibit A within the corresponding Territories listed on Exhibit A and shall be non-exclusive as to the Products listed as non-exclusive on Exhibit A within the corresponding Territories listed on Exhibit A each subject to the limitations specified in Exhibit A hereto.

        1.2 Distributor may request in writing changes in the designs, drawings and specifications, shipping instructions and shipment schedules of the Products. As promptly as practicable after the receipt of such request, Manufacturer will advise Distributor whether the changes are practicable and, if so, what amendments to this Agreement or any Purchase Order or Release Order (both as defined below) made pursuant to the terms of this Agreement may be necessitated by the requested changes that Manufacturer deems, in its sole discretion, to be commercially reasonable, including, but not limited to, amendment of price, specifications and shipment schedule. If such proposed amendments are accepted in writing by Distributor, Manufacturer, in its sole discretion, may make such requested changes. Manufacturer may propose in writing changes in the designs, drawings and specifications of the Products. The proposed changes may be implemented by Manufacturer if such changes are accepted in writing by Distributor in its sole discretion. Notwithstanding the foregoing, Manufacturer reserves the right to make minor changes in details of design, construction or arrangement of the Products which in its judgment, constitute an improvement over such former design as may be shown or described in the specifications set forth on Exhibits B and C hereto (the "Specs"). However, Manufacturer may not make any changes in the details of the design, construction or arrangement of the Products that would significantly affect the Specs without Distributor's prior written approval, to be granted in Distributor's sole discretion.

        1.3 For purposes of this Agreement, the twelve (12) month period following the date of this Agreement shall be referred to as "Year 1". Each subsequent twelve (12) month period, beginning with the end of Year 1, shall be referred to as a "Subsequent Year" and collectively as the "Subsequent Years".

        1.4 Where the term "agent" is required by law in the Territory in place of the term "Distributor", agent shall mean the agent appointed to represent Manufacturer in the Territory for sales and service of Manufacturer's manufactured goods. An agent is not authorized to act as a direct Manufacturer operation or to conduct business in Manufacturer's name as a principal.

2.      Distributor Obligations

        Distributor agrees:

        2.1 To pay Manufacturer's invoices, without off-set, deduction or reduction for any reason, directly, to Manufacturer, in US currency, in accordance with the payment terms set forth in this Agreement.

        2.2 To order Products from Manufacturer by submitting written Purchase Orders or Release Orders, as applicable, in accordance with the procedures set forth in Sections 4.4 and 4.5 of this Agreement.

        2.3 To use its best efforts to promote and sell the Products to the maximum number of responsible customers in the Territory.

        2.4 To purchase the agreed minimum volume of Products shown in Table 1 on Exhibit D hereto (the "Minimum Purchase Volume" or "Minimum Purchase Volumes") in Year 1 and in the Subsequent Years. If Distributor fails to purchase the Minimum Purchase Volume in Year 1 or in a Subsequent Year, Manufacturer may, in its sole discretion (i) terminate the exclusivity granted to Distributor pursuant to this Agreement, as set forth in Exhibit A, or (ii) terminate this Agreement in its entirety, both in accordance with the provisions set forth in Section 10.

        2.5 To purchase the agreed Minimum Purchase Volume of Products in Year 1, subject to Section 4.1 of this Agreement, at the price of $0.55 per pound, except for parts longer than sixteen (16) feet in which case the price will be $0.65 per pound (the "Initial Price"), provided such Products conform to Specs (the "Initial Purchase"). Distributor shall take shipment of the Initial Purchase at such time during Year 1 as Manufacturer produces such Products, up to and including such Minimum Purchase Volume. If Distributor fails to take shipment of the Initial Purchase in Year 1, Distributor shall pay one hundred percent (100%) of the value of the Minimum Purchase Volume required for Year 1 minus any payments already made by Distributor for Products taken in Year 1. The value of the Minimum Purchase Volume is hereby agreed to be the Initial Price multiplied by the Minimum Purchase Volume requirement for Year 1.

        2.6 To notify Manufacturer of its prices for Products in the Territory, as in effect from time to time, the parties acknowledging that Distributor shall be free to establish its own pricing for Products sold.

        2.7 To sell outside of the United States and Canada the minimum volumes of Products set forth in Table 2 on Exhibit D, annexed hereto and made a part hereof (the "Minimum Sale Volume" or "Minimum Sale Volumes"), in Year 1 and in the Subsequent Years. If Distributor fails to sell the Minimum Sale Volume in Year 1 or in a Subsequent Year, Manufacturer may, in its sole discretion (i) terminate the exclusivity for the Soundwall products granted to Distributor pursuant to this Agreement in the Territory, or any part thereof, outside of the United States and Canada or (ii) terminate Distributor's distribution rights for the Soundwall products granted to Distributor pursuant to this Agreement in the Territory, or any part thereof, outside of the United States and Canada, both in accordance with the provisions set forth in Section 10.

        2.8 To (i) install or have its customers install the Products on the premises of its customers, (ii) maintain a competent, trained and experienced sales and service staff, sufficient to cover the Territory, including the market and the installed base and (ii) provide timely response to each end user of Products in the Territory with respect to required repairs or maintenance.

        2.9 To (i) assist Manufacturer in obtaining any license or permit required for Manufacturer to make the sales to Distributor contemplated hereunder, (ii) comply with all applicable decrees, statutes, rules and regulations of the United States and agencies thereof and of the countries in the Territory, (iii) maintain the necessary records to comply with such decrees, statutes, rules and regulations, (iv) to inform Manufacturer of changes in any such decrees, statutes, rules and regulations and any regulatory approvals, market needs and competitive activity, (v) not re-export any Products except in compliance with such decrees, statutes, rules and regulations and with this Agreement, (vi) obtain all approvals and licenses necessary to import the Products into each country in the Territory in which Products are to be sold and
(vii) not sell, transfer or otherwise dispose of the Products in violation of the export laws of the United States.

        2.10 To translate and publish Product labeling and literature provided by Manufacturer, including all user and technical manuals and advertising and marketing information, and to provide Manufacturer with advance copies of all such material for approval by Manufacturer.

        2.11 Not to modify, in any manner or respect, any Product.

        2.12 To store Products, when necessary, in a timely manner and in a suitable facility.

        2.13 To comply with all requirements regarding the protection of intellectual property and proprietary information set forth in Sections 5 and 9 hereto.

        2.14 To (i) inform Manufacturer immediately of any potential hazards,
(ii) report immediately incidents and complaints, and (iii) cooperate fully with Manufacturer in connection with any Manufacturer investigation concerning Product safety or quality.

        2.15 To notify Manufacturer of any special packaging requirements.

        2.16 To (i) grant, and does hereby grant, to Manufacturer, a purchase money security interest in the Products and all proceeds thereof, for the full amount of the purchase price and any costs and charges incurred by Manufacturer in connection therewith, (ii) sign any documents, including one or more financing statements, and take any other action required by law to perfect the security interest granted hereunder, (iii) if Distributor shall fail to perform its obligations hereunder, assemble the collateral and deliver the collateral to the possession of Manufacturer, at Manufacturer's principal office or location designated by Manufacturer and (iv) appoint, and does hereby appoint, Manufacturer as Distributor's attorney-in-fact, with full power of substitution, to (a) comply with any reasonable request of Manufacturer hereunder, (b) do any act which Distributor is obligated to do hereunder, (c) enforce all of Distributor rights in the collateral granted to Manufacturer hereunder, (d) collect the collateral, including the proceeds and (e) execute and file in Distributor's name any financing statements and amendments thereto or continuations thereof.

        2.17 To take any and all actions, at its sole cost and expense, which are necessary and appropriate or are requested by Manufacturer to effectuate a product corrective action, including, without limitation, a product recall.

        2.18 To maintain and carry liability insurance with insurance companies rated B+ or better by "Best" rating services, including, but not limited to, (i) employer's liability, (ii) comprehensive general liability, (iii) workers' compensation insurance with at least statutory limits, (iv) property damage liability, (v) product liability, (vi) completed operations liability, (vii) contractual liability, and (viii) public liability, in amounts determined by Distributor, but with a limit of not less than US$2,000,000 in general liability coverage, naming Manufacturer as an additional insured as its interests may appear. Distributor will, if requested by Manufacturer, furnish certificates of insurance from its carrier evidencing the foregoing coverages, which shall provide that such coverage shall not be materially changed without thirty (30) day advance written notification to Manufacturer from the carrier.

        2.19 To obtain a return goods authorization ("RGA") number from Manufacturer prior to returning Product to Manufacturer, for any reason, including a warranty return.

        2.20 To notify Manufacturer promptly of any event which would permit a termination of this Agreement under Section 10.1, 10.2 or 10.3 of this Agreement.

        2.21 To refrain from owning, operating, joining, controlling, participating in, or being connected as a partner, stockholder or otherwise with, any business or entity (other than the Manufacturer) which produces, manufactures, markets or distributes thermoplastic or thermoset composites which are based on the technology described in Exhibit E hereto, or produces, manufactures, markets, or distributes any products in the markets described in Exhibit F hereto, directly or indirectly through any person or entity Distributor or its shareholders control, without the prior written consent of Manufacturer, during the period beginning with the date hereof and ending on the first anniversary of the expiration of this Agreement, or, if this Agreement is terminated earlier, ending as follows: (i) if such earlier termination occurs during Year 1, then on the fifth anniversary of such earlier termination, (ii) if such earlier termination occurs during the first Subsequent Year, then on the fourth anniversary of such earlier termination, (iii) if such earlier termination occurs during the second Subsequent Year, then on the third anniversary of such earlier termination, and (iv) if such earlier termination occurs during the third or later Subsequent Year, then on the second anniversary of such earlier termination. Distributor further acknowledges that Manufacturer will operate in global markets with respect to the business of producing thermoplastic and thermoset composites, so that a geographic limitation to this provision would create substantial injury to Manufacturer. Distributor believes that the period of time and the area herein specified are reasonable in view of the nature of the business in which Distributor and Manufacturer are engaged, the state of Manufacturer's business development and Distributor's knowledge of Manufacturer's business. However if such period or such area should be adjudged unreasonable in any judicial proceeding, then the period of time shall be reduced by such number of months or such area shall be reduced by elimination of such portion thereof, or both, as is deemed unreasonable, so that this covenant may be enforced in such area and during such period of time as are adjudged to be reasonable.

        2.22 To work closely with Manufacturer to resolve any issues regarding potential quality and delivery problems that may occur during Year 1. This would include flexibility on an agreeable delivery schedule as well as an understanding that Distributor will use its best efforts to sell or use any off-spec material it receives from Manufacturer. Manufacturer anticipates that this would entail selling the material at a discounted price, which will then reduce the price paid to Manufacturer. Any off-spec material that cannot be sold by Distributor will be returned to Manufacturer for a refund.

        2.23 If the Territory, as set forth on Exhibit A, has been amended to prohibit Distributor from distributing the Products in certain parts of the world, to (i) not solicit or accept orders from any prospective purchaser with its principal place of business located outside the Territory, (ii) to immediately refer any order or prospective purchaser whose principal place of business is located outside the Territory to Manufacturer, (iii) not to deliver or tender (or cause to be delivered or tendered) any Product outside the Territory and (iv) not to sell any Products to a purchaser if Distributor has reason to believe that such purchaser intends to remove the Products from the Territory. If the Territory, as set forth on Exhibit A, has been amended to prohibit Distributor from distributing the Products in certain parts of the European Union to refrain from (i) establishing or maintaining any branch, warehouse or distribution facility for the Products within the European Union outside of the revised Territory (ii) engaging in any advertising or promotional activities relating to the Products directed primarily to customers outside the revised Territory within the European Union, or (iii) soliciting orders from any prospective purchaser with its principal place of business located outside the revised Territory within the European Union. If the Territory, as set forth on Exhibit A, has been amended to prohibit Distributor from distributing the Products in certain parts of the European Union, with respect to the receipt of any order from a prospective purchaser whose principal place of business is located outside the European Union and outside the revised Territory, to immediately refer that order to Manufacturer and not to accept any such orders.

3.      Manufacturer Obligations

        Subject to the terms and conditions of this Agreement, Manufacturer agrees:

        3.1 To use commercially reasonable efforts to provide Products complying substantially with the Specs, without defects in workmanship or materials.

        3.2 To provide Distributor with such marketing and technical assistance as Manufacturer may, in its discretion, consider necessary to assist Distributor with the promotion of the Products.

        3.3 To inform Distributor of any changes in prices of Products at least thirty (30) days prior to the effective date of any such change.

        3.4 To inform Distributor as soon as practicable of any significant change in the specifications for any Product sold to Distributor.

        3.5 To use commercially reasonable efforts to ensure that Manufacturer has adequate manufacturing capacity to satisfy Distributor's annual Minimum Purchase Volume requirements.

        3.6 To pay Distributor a rebate for every pound of Product purchased from Manufacturer over Distributor's Minimum Purchase Volume requirements in accordance with the rebate formula set forth in Table 3 on Exhibit D hereto.

        3.7 To use the basis weights and weight tolerances, and lengths and length tolerances as referenced in the Specs.

4.      Pricing and Delivery; Distributor's Right of First Refusal

        4.1 All prices are net, net FCA, Manufacturer's manufacturing facility. The purchase price for the Products in Year 1 will be the Initial Price (as defined in Section 2.5). The Initial Price will remain in effect during Year 1, unless the price of plastic (fractional melt recycled HDPE) increases by more than thirty percent (30%), or a material substitution is adopted to reduce material costs by greater than thirty percent (30%). At the commencement of each Subsequent Year, the parties will negotiate the purchase price of the Products (the "Renewal Price"). The parties hereby agree that if the Manufacturer's venture is suffering financial losses due to the manufacturing, marketing or sale of the Products, the pricing structure outlined in this Section 4.1 will be renegotiated. Without derogating from the foregoing, the parties hereby agree that Manufacturer may revise the Initial Price or the Renewal Prices in the following instances: (i) in the event any changes in the Products are necessitated by actual operating conditions different from those used as the basis of the Initial Price or the Renewal Prices, (ii) in the event of any changes in the Products requested by Distributor, or (iii) if production rates on the Soundwall tongue and groove board or other Products falls to slower than three (3) feet per minute average per shift.

        4.2 Distributor shall accept and pay in full for the Products net thirty
(30) days from the date such Products are shipped. All amounts shall be paid in U.S. dollars by check or wire transfer to such bank or account as Manufacturer may from time to time designate in writing. Whenever any amount hereunder is due on a day which is not a day on which banks in Boston, Massachusetts, USA are open for business (a "Business Day"), such amount shall be paid on the next succeeding Business Day. Amounts hereunder shall be considered to be paid as of the day on which funds are received by Manufacturer's bank. In the event that Distributor fails to meet its payment obligations under this Section 4.2 or pursuant to any other provision under this Agreement, Manufacturer (i) shall be released from its obligation to perform under this Agreement during the period of Distributor's failure to perform, and (ii) shall have the right to terminate this Agreement in its entirety in accordance with Section 10.2. No price change will be effective unless Manufacturer has provided at least thirty (30) days written notice of such change.

        4.3 All Purchase Orders and Release Orders are subject to acceptance by Manufacturer. Manufacturer will use commercially reasonable efforts to deliver Products as soon as such Products are produced, subject to (i) events of force majeure, (ii) the right and ability of Manufacturer to obtain all required permits and licenses and legally make such sale, (iii) prior orders (after Year
1), and (iv) the receipt by Manufacturer of (A) Distributor's written Purchase Order or Release Order, as applicable, and (B) complete information necessary for production including, but not limited to, Distributor's approval of drawings when applicable and sufficient customer approved technical specifications. Distributor hereby acknowledges that any delay in completing the approved technical specifications may adversely affect the shipment date and that the actual time of shipment may vary based on quantity ordered and available capacity at the time of order. The Distributor further acknowledges and agrees that where the scheduled shipment of any Products is delayed by Distributor, Manufacturer may deliver such Products by moving them to storage for the account, cost and risk of Distributor.

        4.4 During Year 1, Products will be manufactured as soon as manufacturing capacity becomes available. Upon the signing of this Agreement, Manufacturer shall provide Distributor with a two (2) month rolling forecast (a "Forecast") of Manufacturer's manufacturing capacity for the Products broken down by stock keeping unit (an "sku"). Within three (3) business days of the receipt by Distributor of such Forecast, Distributor shall submit a firm release order to Manufacturer specifying the quantities by sku of each particular Product (a "Release Order") for the first two (2) months of this Agreement. Thereafter, for the duration of Year 1, Manufacturer shall submit a Forecast to Distributor fifteen (15) days prior to the end of each calendar month. Upon receipt by Distributor of such Forecast, and in any case no later than seven (7) days prior to the end of such calendar month, Distributor shall submit a Release Order to Manufacturer for such calendar month. The aggregate weight of the Products specified in any Release Order must be the same as the aggregate weight of the Products specified in the Forecast for that period. If Manufacturer does not receive a Release Order by the end of any given calendar month, Manufacturer may ship the Products shown by sku in that calendar month Forecast as submitted by Manufacturer and Distributor shall be obligated to accept and pay for such Products. Without derogating from the foregoing, in Year 1, should Manufacturer's entire manufacturing capacity exceed 15 million pounds, corresponding to 1.25 million pounds per month, Distributor will have the right of first refusal to purchase the excess capacity up to 2 million pounds per month.

        4.5 No later than the end of the eighth month of Year 1 and of the Subsequent Years, the parties will negotiate for any additional volume that Distributor may require for the following Subsequent Year above the Minimum Purchase Volume (the "Additional Volume") (the sum of the Additional Volume and the Minimum Purchase Volume shall be referred to as the "Total Yearly Volume"). Once agreed between the parties, and provided that such Total Yearly Volume does not exceed the Manufacturer's maximum manufacturing capacity, Distributor will have committed Additional Volume on top of the Minimum Purchase Volume for such Subsequent Year. No later than the end of the eight month of Year 1 and the Subsequent Years, Distributor will submit to Manufacturer a rolling purchase order covering the Total Yearly Volume (the "Yearly Purchase Order"). In addition to specifying the Total Yearly Volume for such Subsequent Year, such Yearly Purchase Order shall include quantities, configurations, expected order dates and expected shipping dates for the duration of the Subsequent Year. On the first day of the first month of each quarter, Distributor will also submit to Manufacturer a rolling purchase order for the following quarter (the "Quarterly Purchase Order"). The Quarterly Purchase Order will cover Distributor's needs for the entire quarter broken down by sku and by month. Such Quarterly Purchase Order shall be firm for each month within such quarter (the "Monthly Release Order"). The total size of the Quarterly Purchase Order may not exceed twenty five percent (25%) of the quarterly committed volume, as calculated by dividing the Total Yearly Volume by a factor of four, and the volume of the Monthly Release Order may not exceed twenty five percent (25%) of the monthly committed volume, as calculated by dividing the Total Yearly Volume by a factor of twelve. In addition, the sum of the four Quarterly Purchase Orders for any given Subsequent Year, and the sum of the twelve Monthly Release Orders for such Subsequent Year may not exceed the Total Yearly Volume for that Subsequent Year, respectively. As an example, for purposes of illustration only, if in the first Subsequent Year the Additional Volume is 10 million pounds, making the Total Yearly Volume 40 million pounds, or 10 million pounds per quarter and 3.33 million pounds per month, the Monthly Release Order for any one month may not exceed 4.16 million pounds, the Quarterly Purchase Order may not exceed 12.5 million pounds and the Total Yearly Volume for that Subsequent Year may not exceed 40 million pounds.

        4.6 Manufacturer will maintain one to two truckloads of the Soundwall system and one to two truckloads of the Railing/Decking system as inventory at Manufacturer's plant or plants throughout the Term of this Agreement (as defined in Section 10.4 below).

        4.7 All Products ordered by Distributor shall be packed for shipment and storage in accordance with Manufacturer's standard commercial practices and delivered to the possession of a common carrier or freight forwarder designated by Distributor. Manufacturer will use commercially reasonable efforts to comply with Distributor's requested changes from Manufacturer's standard commercial practices, at Distributor's sole cost and expense.

        4.8 Risk of loss and damage to a Product shall pass to Distributor upon the delivery of such Product to the common carrier. All claims for non-conforming shipments must be made in writing to Manufacturer within fifteen
(15) days of such passing of the risk of loss and damage. Any claims not made within such period shall be deemed waived and released and such Products shall be deemed accepted.

        4.9 No part of any amount payable to Manufacturer hereunder may be reduced due to any counterclaim, set-off, adjustment or other right which Distributor may have against Manufacturer, any other party or otherwise. Manufacturer reserves the right, at any time, to require payment for all Products delivered hereunder to be made by irrevocable letter of credit, providing for sight payment. Any such letter of credit shall be governed by Uniform Customs and Practice for Documentary Credit (UCP) 500.

        4.10 Manufacturer has the right to charge interest in U.S. Dollars at the rate of the lesser of (i) one and one-half (1.5%) percent per month or (ii) the maximum lawful interest rate permitted under applicable law on all amounts due and owing to Manufacturer hereunder but not paid by Distributor on the due date thereof. Such interest shall accrue on the balance of unpaid amounts from time to time outstanding from the date on which portions of such amounts become due and owing until payment thereof is made in full.

        4.11 No terms and conditions proposed by either party in any document, including, without limitation, a Purchase Order or a Release Order, shall be binding upon the other party, or in any way modify, amend or add to the terms of this Agreement. Without derogating from the foregoing, the parties hereby acknowledge, subject to Section 10.2(iv), that certain provisions of the Terms and Conditions of Blanket Purchase Order 100 between the parties ("Blanket Purchase Order 100") have been incorporated herein and as such Blanket Purchase Order 100 shall have no further force and effect upon the signing of this Agreement.

5.      Intellectual Property

        5.1 Distributor acknowledges that all trade secrets, Manufacturer Trademarks (as defined below), patent rights, copyright rights, know-how and other intellectual property of Manufacturer hereunder is Proprietary Information pursuant to Section 9 of this Agreement.

        5.2 Distributor shall not use any Manufacturer trademark, logo, trade name, service mark or any other intellectual property right of Manufacturer ("Manufacturer Trademarks"), without Manufacturer's express prior written consent therefor. Distributor shall not at any time do or permit to be done any act which may in any way impair the rights of Manufacturer in the Manufacturer Trademarks.

        5.3 Distributor shall (i) use the Manufacturer Trademarks in compliance with all relevant laws and regulations, (ii) accord Manufacturer the right to inspect during normal business hours, without prior advance notice, Distributor's facilities used in connection with efforts to sell the Products and records relating to the Products in order to confirm that Distributor's use of such Manufacturer Trademarks is in compliance with this Agreement and (iii) not modify any of the Manufacturer Trademarks in any way or use any of the Manufacturer Trademarks on or in connection with any goods or services other than the Products.

        5.4 Distributor shall retain and shall not alter or obscure any notices, markings or other insignia which are affixed to the Products or any related documentation and shall ensure that any reproductions or copies, whether in English or translations, contain all such notices, markings and other insignia.

        5.5 Distributor agrees that any advertising or publicity which is released by it in which Manufacturer or any Product is identified shall be in accordance with this Agreement and with any information or data which Manufacturer has furnished in connection with this Agreement. Distributor shall provide copies of all such publicity and/or advertising to Manufacturer before use for its prior written approval thereof.

        5.6 Manufacturer agrees that it shall not use any Distributor trademark, logo, trade name, service mark or any other intellectual property right of Manufacturer ("Distributor Trademarks") or Distributor's proprietary designs of
(i) Banister Rail, as set forth in the Specs in Exhibit B, or (ii) Privacy Fence, as set forth in Exhibit C hereto (the "Designs"), without Distributor's express prior written consent therefor. Manufacturer shall not at any time do or permit to be done any act which may in any way impair the rights of Distributor in the Distributor Trademarks or the Designs.

        5.7 The provisions of this Section 5 shall survive the termination of this Agreement.

6.      Limited Warranty and Extended Limited Warranty

        6.1    Limited Warranty

               (a) Products sold by Manufacturer to Distributor pursuant to this Agreement are warranted to be free of defects in material or workmanship and in accordance with the Specs upon shipment by Manufacturer.

               (b) Manufacturer will, as its sole obligation under this warranty, repair or replace, at its sole expense, any such defective Products or part thereof during the warranty period.

               (c) Warranty claims hereunder not made within thirty (30) days of the date of shipment by Manufacturer shall be null and void.

        6.2    Extended Limited Warranty

               (a) Manufacturer warrants that the Products are manufactured from cellulose and recycled plastic and will not rot, split, splinter, check or suffer structural damage from termite or fungal decay for a period of ten (10) years from the date of shipment. This Section 6.2 shall not be construed to apply to any claims based on color or any other Specs.

               (b) MANUFACTURER'S LIABILITY UNDER THIS WARRANTY IS LIMITED SOLELY TO REPLACEMENT OF DEFECTIVE PRODUCT OR REFUND ON A TEN YEAR STRAIGHT-LINE DEPRECIATING BASIS, AT MANUFACTURER'S OPTION. Distributor's sole remedy for any claim whatsoever, whether in contract, warranty, tort or strict liability, arising out of the use, storage or possession of the Products, including without limitation any claim that the Products failed to perform as warranted, shall be replacement with substituted Products or refund on a depreciated basis, at Manufacturer's option.

        6.3 Procedures for Warranty Claims. To obtain repair, replacement or refund, as applicable, pursuant to Sections 6.1 or 6.2, Distributor must submit to Manufacturer its claim together with evidence of the Product's original shipment and of Distributor's sale to its customer indicating the date of such sale, pictures of the defective product and a detailed description.

        6.4    Exclusions and Limitations

               (a) Manufacturer's warranties shall run to Distributor, its permitted successors and assigns and customers for the Products. MANUFACTURER'S WARRANTIES SHALL APPLY ONLY TO THE PRODUCTS AND ITS OWN LABOR IN REPAIRING OR REPLACING THE PRODUCTS. IN NO EVENT SHALL MANUFACTURER BE RESPONSIBLE OR LIABLE FOR LABOR OR OTHER EXPENSE INCURRED BY DISTRIBUTOR OR ANY OTHER PERMITTED BENEFICIARY OF THESE WARRANTIES.

               (b) THE WARRANTIES PROVIDED ABOVE IN SECTIONS 6.1 AND 6.2 ARE THE SOLE AND EXCLUSIVE WARRANTIES PROVIDED BY MANUFACTURER HEREUNDER. ALL OTHER WARRANTIES, WHETHER EXPRESS OR IMPLIED, ARISING BY LAW, CUSTOM, PRIOR ORAL OR WRITTEN STATEMENTS BY MANUFACTURER OR OTHERWISE (INCLUDING, WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT) ARE HEREBY OVERRIDDEN, EXCLUDED AND DISCLAIMED. WITHOUT LIMITATION, MANUFACTURER DOES NOT WARRANT THAT THE PRODUCTS WILL SATISFY DISTRIBUTOR'S OR ITS CUSTOMERS' REQUIREMENTS.

               (c) The Distributor acknowledges that the Products are not structural lumber and therefore may not be used as such. DISTRIBUTOR IS SOLELY RESPONSIBLE FOR DETERMINING THE SUITABILITY OF USE OR APPLICATION OF ANY PRODUCT, OR WHETHER PRODUCTS MEET REQUIREMENTS OF APPLICABLE BUILDING CODES OR SAFETY CODES FOR SPECIFIC APPLICATIONS.

               (d) THESE WARRANTIES SHALL NOT APPLY TO PRODUCTS, WHICH HAVE NOT BEEN INSTALLED IN ACCORDANCE WITH MANUFACTURER'S AND BOCA GUIDELINES. The warranties provided hereunder shall not cover defects due to (i) natural disasters, including fire, smoke, water, earthquakes, lightning or static electricity, (ii) causes external to the Product such as, but not limited to, weather, (iii) the neglect, abuse, misuse (including faulty installation, repair or maintenance by other than Manufacturer), improper storage of the Product or other failure to comply with the instructions set forth in the documentation and or manual constituting part of the Product, (iv) a modification of the Product not provided by Manufacturer, (v) a malfunction of any product not provided by Manufacturer with which the Product is used or combined, (vi) use, modification or other treatment of the Product in a manner for which it was not designed or intended, (vii) defects in articles purchased by Manufacturer and resold by it without alteration and defects in materials purchased by Manufacturer which cannot be discovered by warranty factory inspection, (viii) placement under or subjection to abnormal use conditions, or (ix) normal wear and tear. These warranties shall not apply to (a) supplies, accessories or other materials which are by their nature expendable, (b) any services, including, without limitation, installation, alterations, modifications, maintenance or removal of, or relating to, any item not furnished by Manufacturer or (c) any services related to work external to the Product.

               (e) Laws from time to time in force in certain jurisdictions may imply warranties that cannot be excluded or can only be excluded to a limited extent. This Agreement shall be read and construed subject to any such statutory provisions.

               (f) Distributor shall be responsible for any warranty it extends, either directly or indirectly, expressly or by operation of law, beyond the warranties expressly granted in this Section 6.

               (g) All service work not covered by Manufacturer's warranty will be charged at the prevailing service rate plus all expenses, transportation, material and parts.

               (h) No person or entity is authorized by Manufacturer to make and Manufacturer shall not be bound by any statement or representation as to the performance of the Products other than what is contained in these warranties. These warranties shall not be amended or altered except in a written instrument signed by Manufacturer and Distributor.


               (i) MANUFACTURER'S LIABILITY ARISING OUT OF THE MANUFACTURE, SALE OR SUPPLYING OF THE PRODUCTS OR THEIR USE OR DISPOSITION, WHETHER BASED UPON WARRANTY, CONTRACT, TORT OR OTHERWISE, SHALL NOT EXCEED THE ACTUAL PURCHASE PRICE PAID BY DISTRIBUTOR FOR THE PRODUCTS. IN NO EVENT SHALL MANUFACTURER BE LIABLE TO DISTRIBUTOR OR ANY OTHER PERSON OR ENTITY FOR SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING, BUT NOT LIMITED TO, LOSS OF PROFITS, LOSS OF DATA OR LOSS OF USE DAMAGES) ARISING OUT OF THE MANUFACTURE, SALE OR SUPPLYING OF THE PRODUCTS, EVEN IF MANUFACTURER HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR LOSSES OR IS NEGLIGENT.

7.      Distributor Indemnification

        7.1 Distributor shall indemnify, protect and save Manufacturer, its affiliates and all officers, directors, employees and agents thereof (each hereinafter referred to as an "indemnitee") harmless from all claims, demands, suits or actions (including attorneys' fees incurred in connection therein) which may be asserted against the indemnitee for any kind of damages, including, but without limitation, damage or injury to property or persons and incidental and consequential damages which may be sustained by any third party or an indemnitee occurring out of or incident to the design, possession or use (including demonstrations) of the Products under this Agreement, including, without implied limitation, claims arising from or in connection with (i) the negligence or willful misconduct of Distributor, its agents, employees, representatives or contractors, (ii) use of the Products in combination with articles not supplied by Manufacturer, (iii) Manufacturer's compliance with designs, specifications or instructions supplied to Manufacturer by Distributor,
(iv) use of the Products in an application or environment for which they were not designed, and (v) modifications of Products by anyone other than Manufacturer without Manufacturer's prior written approval.

        7.2 The indemnification set forth herein shall not apply in the event that such claim arises directly from a manufacturing defect resulting from Manufacturer's negligence or willful misconduct.

        7.3 This indemnification shall survive expiration or earlier termination of this Agreement.

8.      Compliance with Laws; Contract Goals

        8.1 The Distributor warrants, represents and covenants that all of its activities under this Agreement and/or in connection with the Products do and shall comply with all applicable laws, rules, regulations, ordinances and orders. Without limiting the foregoing, Distributor shall obtain all licenses, permits and approval necessary or advisable for the sale of Products in the Territory and the performance of its duties under this Agreement, unless already obtained or provided by Manufacturer.

        8.2 Distributor agrees not to re-export any Products except in compliance with all applicable decrees, statutes, rules and regulations. Distributor agrees not to sell, transfer or otherwise dispose of the Products in violation of the export laws of the United States. Distributor agrees to indemnify and hold harmless Manufacturer from and against any and all fines, damages, losses, costs and expenses (including reasonable attorneys' fees) incurred by Manufacturer as a result of any breach of this Section 8 by Distributor or any customer of Distributor.

9.      Confidentiality

        9.1 Distributor agrees that Manufacturer has a proprietary interest in its Proprietary Information. For purposes of this Agreement, "Proprietary Information" shall mean all information (whether or not patentable or copyrightable) owned, possessed or used by Manufacturer, whether in written or oral form, including without limitation any trade secrets, know-how, patents, copyrights, data, processes, formulas, methods, technology, pricing, sales and marketing information and all other information which is confidential, proprietary and non-public. Distributor shall not at any time disclose to third parties, or use for its own benefit or the benefit of others, any Proprietary Information, except to such extent as may be necessary in the ordinary course of performing its obligations. Distributor shall disclose Proprietary Information only to those of its agents and employees to whom it is necessary in order properly to carry out their duties as limited by the terms and conditions thereof. Both during and after the Term of this Agreement, all disclosures by Distributor to its agents, employees, consultants or subcontractors (for whose actions Distributor shall remain liable) shall be held in strict confidence by such agents and employees. During and after the Term of this Agreement, Distributor, its agents and employees shall not use the Proprietary Information for any purpose other than in connection with Distributor's sale and distribution of Products in the Territory in accordance with this Agreement.

        9.2 Distributor shall, at its expense, return to Manufacturer any Proprietary Information, including, without limitation, all records, files, memoranda, notes, data, reports, price lists, customer lists, drawings, plans and other documents (and all copies or reproductions thereof) relating to the actual or anticipated business of Manufacturer or its technology, in written form as soon as practicable after the termination or expiration of this Agreement (or, if earlier, upon Manufacturer's request therefor). All Proprietary Information shall remain the sole and exclusive property of Manufacturer during the Term of this Agreement and thereafter.

        9.3 Notwithstanding the foregoing, Distributor shall not be liable for the disclosure of information (i) in the public domain at the time of disclosure without breach of this Agreement, (ii) Distributor can demonstrate was known to it or contained in its records at the time of disclosure by Manufacturer or
(iii) which is disclosed to Distributor without a duty of non-disclosure or confidentiality by a person without a duty of non-disclosure or confidentiality to Manufacturer. Distributor may disclose Proprietary Information to the extent required to comply with any governmental or judicial order provided Distributor notifies Manufacturer of such order in sufficient time to permit Manufacturer to obtain a protective order relating thereto, cooperates with Manufacturer in any attempt Manufacturer determines to make to maintain the confidentiality of such Proprietary Information and strictly limits its disclosure to the fullest extent permitted by applicable law.

        9.4 Distributor acknowledges that any breach of the provisions of this
Section 9 shall result in serious and irreparable injury to Manufacturer for which Manufacturer cannot be adequately compensated by monetary damages alone. Accordingly, Distributor agrees that, in addition to any other remedy it may have, Manufacturer shall be entitled to enforce the specific performance of the obligations of Distributor under this Section 9 and to seek both temporary and permanent injunctive relief (to the extent permitted by law) without the necessity of proving actual damages. Distributor shall be responsible for any breach of the provisions of this Section 9 by any employee, agent, subcontractor or consultant of Distributor. If Distributor engages in any activities prohibited by this Agreement, Distributor shall pay to Manufacturer all compensation, remuneration or monies or property of any sort received in connection with such activities; and such payment shall not impair any rights or remedies or obligations or liabilities which Manufacturer may have under this Agreement or applicable law.

        9.5 These obligations of confidentiality shall survive the termination of this Agreement.

10.     Termination

        10.1 Either party hereto may terminate this Agreement upon thirty (30) days written notice to the other in the event of a breach of this Agreement by the non-terminating party which is not cured to the satisfaction of the terminating party within such thirty (30) day period.

        10.2 Without derogating from the rights of the Manufacturer set forth elsewhere in this Agreement, including without limitation, in Sections 2.4, 2.5 and 10.3 hereof, and in addition thereto, Manufacturer may terminate this Agreement upon written notice to Distributor in the event of the occurrence of one of the events listed below:

        (i) A breach of the confidentiality provisions set forth in Section 9 hereto;

        (ii) A breach of the intellectual property protection provisions set forth in Section 5 hereto;

        (iii) Failure to pay for Products within the time period specified herein;

        (iv) Failure to purchase the agreed Minimum Purchase Volumes of Products in Year 1, upon the occurrence of which Blanket Purchase Order 100 between the parties shall remain in effect;

        (v) Failure to purchase the agreed Minimum Purchase Volumes of Products in any Subsequent Year;

        (vi) An assignment of all or any portion of this Agreement, whether voluntarily or involuntarily or by operation of law, including, without limitation, pursuant to a change of control of the Distributor; or

        (vii) The filing of a petition in bankruptcy, insolvency or reorganization against or by Distributor, Distributor becoming subject to a composition for creditors, whether by law or agreement, or Distributor going into receivership or otherwise becoming insolvent.

        10.3 Without derogating from the rights of the Manufacturer pursuant to Sections 10.2, 2.4 and 2.5 hereof, and in addition thereto, in the event of the occurrence of one of the events listed in Section 10.2, paragraphs (iv) and (v), the Manufacturer may upon written notice to Distributor, in its sole discretion, unilaterally render this Agreement non-exclusive with respect to the Products listed on Exhibit A within the corresponding Territories listed on Exhibit A. In addition to the foregoing, without derogating from the rights of the Manufacturer pursuant to Sections 10.2 and 2.7, and in addition thereto, if the Distributor fails to sell the agreed Minimum Sale Volumes of Products, Manufacturer may, in its sole discretion, (i) terminate the exclusivity for the Soundwall products in the Territory, or any part thereof, outside of the United and Canada or (ii) terminate Distributor's distribution rights for the Soundwall products in the Territory, or any part thereof, outside of the United States and Canada.

        10.4 The Term of this Agreement shall begin on the later of the dates that (i) Manufacturer executes this Agreement and (ii) Distributor executes this Agreement (the later of such dates being referred to as the "Effective Date"). The Term of this Agreement shall end on the fifth anniversary of the Effective Date, unless terminated earlier pursuant to the terms of this Agreement (the "Term").

        10.5 In the event of a termination of this Agreement, all obligations of either party hereto shall terminate other than the obligation of Distributor to pay amounts owing to Manufacturer hereunder for (i) Products delivered to Distributor, (ii) the value of the Minimum Purchase Volume for Year 1, as provided in Section 2.5 hereto, or (iii) any remaining warranty obligation of Manufacturer with respect to Products shipped to Distributor prior to the date of termination. Manufacturer may, but is not obligated to, fill Purchase Orders or Release Orders placed before the effective date of any such termination and Distributor shall fulfill all obligations to Manufacturer arising from any Product shipped pursuant to this Section.

        10.6 In the event of a termination arising from Manufacturer's breach of this Agreement, Manufacturer agrees to purchase Distributor's unsold inventory of Products after the date of termination, subject to the following:

        (i) Manufacturer may perform, at its option and at Distributor's expense, a full audit of (a) the Manufacturer Products remaining in Distributor's inventory and (b) records relating to Products.

        (ii) All Products must be (a) new and unused, and (b) in the original packaging materials.

        (ii) The purchase price payable by Manufacturer shall be as determined by Manufacturer after audit, based on the condition of the Product, to a maximum of the lesser of 85% of the original invoice price therefor (upon presentation by Distributor of such original invoices) or 50% of the then current dealer prices (upon presentation by Distributor of proof thereof). The purchase price therefor will be payable by Manufacturer after receipt by Manufacturer at the location to which Manufacturer notifies Distributor it shall deliver the Product and verification by Manufacturer that such Product is new, unused and in original condition. The purchase price therefor shall be net of any expenses relating to such return, including without limitation, packaging, freight, customs charges and restocking expenses and net of any amounts owed by Distributor to Manufacturer.

        10.7 In the event of a termination of this Agreement, Manufacturer shall not have any obligation to Distributor or any employee or agent of Distributor, except as expressly stated above, for compensation or for damages of any kind, whether on account of the loss by Distributor or such employee or agent of present or prospective sales, investments, compensation or goodwill. Distributor hereby, for itself and on behalf of its employees and agents, waives any rights which may be granted to it or them under the laws and regulations of the Territory or otherwise which are not expressly granted to it or them by this Agreement.

        10.8 In the event of a breach of this Agreement by Distributor which gives rise to, or could, by the mere passage of time give rise to, a right of Manufacturer to terminate this Agreement, Manufacturer may (but shall not be obligated to) sell Products, directly or indirectly, into the Territory without such action giving rise to an obligation to pay royalties to Distributor hereunder, constituting a breach of this Agreement or otherwise giving rise to any obligation of Manufacturer to Distributor.

11.     Construction of Agreement and Resolution of Disputes

        11.1 This Agreement, which is in English, shall be interpreted in accordance with the commonly understood meaning of the words and phrases hereof in the United States of America and it, and the performance of the parties hereto, will be construed and governed according to the laws of the Commonwealth of Massachusetts, USA, applicable to contracts made and fully performed therein, without reference to its conflicts of laws principles.

        11.2 The parties recognize that disputes as to certain matters may from time to time arise during the Term of this Agreement that relate to either party's rights and/or obligations hereunder. It is the objective of the parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the parties agree to follow the procedures set forth in this Section 11.2 if and when a dispute arises under this Agreement. Unless otherwise specifically recited in this Agreement, disputes between the parties under this Agreement shall be first referred to the employee of either party responsible for supervising the implementation of this Agreement as soon as reasonably possible after such dispute has arisen. If such employee is unable to resolve such a dispute within fifteen (15) days of being requested by a party to resolve such dispute, either party may, by written notice to the other, have such dispute referred to their respective executive officers designated below or their designees, for attempted resolution by negotiations within thirty (30) days after such notice is received. The designated officers are as follows:

               For Manufacturer:  President of NEXT Fiber Products Inc.

               For Distributor: President of Nex Products Inc.

If such designated officers cannot resolve such a dispute within thirty (30) calendar days after submission, each party shall have the right to avail itself of any remedies available to it under law or equity, in order to enforce such party's rights hereunder.

12.     Force Majeure

        12.1 Neither Manufacturer nor Distributor shall be liable in damages nor shall this Agreement be subject to termination by the other party for any delay or default in performing any obligation hereunder (other than an obligation to pay money) if that delay or default is due to any cause beyond the reasonable control and without default or negligence of that party; provided that in order to excuse its delay or default hereunder, a party shall notify the other of the occurrence of the cause, specifying the nature and particulars thereof and the expected duration thereof and shall use commercially reasonable efforts to mitigate the duration and effect of such cause and provided further that within fifteen (15) days after the termination of such occurrence or cause, such party shall give notice to the other party specifying the date of the termination thereof. All obligations of both parties shall return to being in full force and effect upon the termination of such occurrence or cause.

        12.2 A "cause beyond the reasonable control" of a party shall include, without limiting the generality of the phrase, any act of God, act of any government or other authority or statutory undertaking, industrial dispute, fire, explosion, accident, power failure, riot or war (declared or undeclared).

13.     Miscellaneous

        13.1 This Agreement contains the entire understanding between the parties and supersedes all prior written or oral agreements.

        13.2 This Agreement may only be amended in a writing signed by both parties hereto.

        13.3 Distributor is an independent contractor of Manufacturer and the relationship between the parties shall not be construed to be that of employer and employee, or to constitute a partnership, joint venture or agency of any kind. Distributor shall not have the right to enter into any contracts or commitments in the name of, or on behalf of, Manufacturer or to bind Manufacturer in any respect whatsoever. Distributor shall not obligate Manufacturer or purport to obligate Manufacturer by issuing or making any affirmations, representations, warranties or guaranties with respect to Manufacturer or the Products to any third party.

        13.4 Distributor agrees that Manufacturer is not liable for any expenses of Distributor, including travel, lodging and entertainment expenses. Manufacturer will not reimburse Distributor for any such expenses and Distributor shall indemnify and hold Manufacturer harmless from any liability for any such expenses.

        13.5 This Agreement and the rights and obligations hereunder may not be assigned, delegated or transferred by Distributor without the express prior written consent of Manufacturer. This Agreement shall inure to the benefit of the successors and assigns of Manufacturer.

        13.6 All notices hereunder shall be in writing and shall be sent by registered or certified mail or by reliable overnight delivery service providing evidence of receipt, address to the parties, as follows:

 If to Manufacturer:  NEXT Fiber Products Inc.
                      8 Alfred Circle
                      Bedford, Massachusetts 01730
                      USA
                      Attention: President

with a copy to:       Thermo Electron Corporation
                      81 Wyman Street
                      P.O. Box 9046
                      Waltham, Massachusetts 02254-9046
                      USA
                      Attention:  General Counsel

and:                  Thermo Fibertek Inc.
                      245 Winter Street
                      Waltham, Massachusetts  02451
                      USA
                      Attn: Chief Executive Officer

If to Distributor:    B&F Composites, Inc.
                      25 Sheffield Street
                      Toronto, Ontario
                      Canada
                      Attn:

                      Compact Industries Ltd.
                      25 Sheffield Street
                      Toronto, Ontario
                      Canada
                      Attn:

                      NEX Products Inc.
                      25 Sheffield Street
                      Toronto, Ontario
                      Canada
                      Attn:


        Either party may change its address for purposes of this Agreement by faxing the other party written notice of its new address or telecopy number.

        13.7 None of the conditions or provisions of this Agreement shall be held to have been waived by any act or knowledge on the part of either party, except by an instrument in writing signed by a party against which the waiver is sought. Further, the waiver by either party of any right hereunder or the failure to enforce at any time any of the provisions of this Agreement or any rights with respect thereto, shall not be deemed to be a waiver of any other rights hereunder or any breach or failure of performance of the other party.

        13.8 Distributor warrants that this Agreement is lawful and may be performed in accordance with its terms under all applicable laws. Distributor covenants that it will advise Manufacturer of any changes in the laws which might or will impair the validity of all or any part of this Agreement.

        13.9 No rights or licenses with respect to the Products or the Trademarks are granted or deemed granted hereunder or in connection herewith, other than those rights expressly granted in this Agreement.

        13.10 Taxes which the Territory, any other country or any other governmental entity, now or hereafter imposes with respect to the transactions contemplated hereunder (with the exception of income taxes or other taxes imposed upon Manufacturer and measured by the gross or net income of Manufacturer) shall be the responsibility of Distributor and if paid or required to be paid by Manufacturer, the amount thereof shall be added to and become part of the amounts payable by Distributor hereunder.

        13.11 If any provision of this Agreement is declared invalid or unenforceable by a court having competent jurisdiction, it is mutually agreed that this Agreement shall endure except for the part declared invalid or unenforceable by order of such court. The parties shall consult and use their best efforts to agree upon a valid and enforceable provision which shall be a reasonable substitute for such invalid or unenforceable provision in light of the intent of this Agreement.

        13.12 The parties hereby acknowledge and agree that the terms of this Agreement, including, without limitation the exclusivity provisions, shall not apply to the continuation of an existing business or operations, including but not limited to existing proprietary designs or products of such business or operations, in any acquisition or purchase of a business or entity consummated by Manufacturer, or its parent, subsidiary or sister entities subsequent to the signing of this Agreement.

        13.13 This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

DISTRIBUTOR:

        B&F COMPOSITES, INC.                              NEX  Products Inc.

        By:                                                      By:
        Name:                                                    Name:
        Title:                                                   Title:
        Date:                                                    Date:


        COMPACT INDUSTRIES LTD.

        By:
        Name:
        Title:
        Date:



MANUFACTURER:

        NEXT FIBER PRODUCTS INC.

        By:
        Name:
        Title:
        Date:



                                          EXHIBIT A

---------------------------------------------- ------------------------------------ -------------------
Products                                       Nature of Distributorship            Territory
---------------------------------------------- ------------------------------------ -------------------
---------------------------------------------- ------------------------------------ -------------------
1.  Soundwall Products                         Exclusive*                           Worldwide
The following Products in accordance with                                           Soundwall Market
the Specs set forth in Exhibit B :
     Soundwall 6"x6" post
     Soundwall 4"x4" top and bottom rail
     Soundwall 2 lb. or greater 2"x6" tongue
    and groove board
     Any new Distributor-developed soundwall
    profiles and systems
---------------------------------------------- ------------------------------------ -------------------
---------------------------------------------- ------------------------------------ -------------------
2.                                             Exclusive for Distributor's          Worldwide Market
    Banister rail, as per Distributor's        proprietary Design
    proprietary Design, as set forth as part
    of Exhibit B

---------------------------------------------- ------------------------------------ -------------------
---------------------------------------------- ------------------------------------ -------------------
3.                                             Exclusive**                          Canada
    Railing/Decking, as per Specs, as set
    forth in Exhibit B
    Privacy Fence, as per Distributor's
    proprietary Design, as set forth in
    Exhibit C
---------------------------------------------- ------------------------------------ -------------------
---------------------------------------------- ------------------------------------ -------------------
4.***                                          Non-Exclusive                        Outside Canada
    Railing/Decking, as per Specs, as set
    forth in Exhibit B
    Privacy Fence, as per Distributor's
    proprietary Design, as set forth in
    Exhibit C
---------------------------------------------- ------------------------------------ -------------------

*Under the terms of this Agreement, Manufacturer may sell newly designed
Soundwall products in all geographic areas, but, if Manufacturer chooses to sell such newly designed products (a) Manufacturer will be obligated to pay to Distributor a 5 cents per pound royalty and (b) the Soundwall system must meet or exceed the Specs for flexural strength. Manufacturer may use monthly available manufacturing capacity beyond its commitment to Distributor in order to produce such newly designed products for sale. Nothing in this paragraph should be construed, however, as permitting Manufacturer to use Distributor's profiles as outlined in these numbers 1 and 2 of Exhibit A without Distributor's written approval.

** Under the terms of this Agreement, Manufacturer may sell Railing/Decking and newly designed Privacy Fence products in Canada, but, if Manufacturer chooses to sell such products, Manufacturer will be obligated to pay to Distributor a 5 cents per pound royalty. Manufacturer may use monthly available manufacturing capacity beyond its commitment to Distributor in order to produce such products for sale. Nothing in this paragraph should be construed, however, as permitting
Manufacturer to sell Banister Rail, as per Distributor's proprietary Design, as set forth as part of Exhibit B, or Privacy Fence, as per Distributor's proprietary Design, as set forth in Exhibit C, in any Territory without Distributor's written approval.

*** This non-exclusive right to distribute some or all of the Products outlined in this number 4 on Exhibit A may be terminated by Manufacturer, in whole or in part, in its sole and exclusive discretion, upon thirty (30) days written notice to Distributor for the purpose of granting exclusive rights to another entity or person to distribute said Products in such Territory. The parties agree to negotiate in good faith to agree on pricing which is commercially reasonable.





                                          EXHIBIT B

                                    "Specs" to be attached





                                          EXHIBIT C

                           Design for Privacy Fence to be attached





                                          EXHIBIT D

Table 1: Minimum Purchase Volumes

----------------------------------------- ---------- --------- ---------- --------- ----------
                                          Year 1     Year 2    Year 3     Year 4    Year 5
----------------------------------------- ---------- --------- ---------- --------- ----------
----------------------------------------- ---------- --------- ---------- --------- ----------

Total Purchase Commitment (million lbs.)  15*        30*       45*        60*       75*

----------------------------------------- ---------- --------- ---------- --------- ----------

* Or manufacturing capacity, whichever is less.


Table 2: Minimum Sale Volumes

------------------------------------ ----------- ---------- ----------- ---------- -----------
                                     Year 1      Year 2     Year 3      Year 4     Year 5
------------------------------------ ----------- ---------- ----------- ---------- -----------
------------------------------------ ----------- ---------- ----------- ---------- -----------

Total Sale Commitment for            0           10% of     10% of      20% of     20% of
Soundwall Outside the United                     minimum    minimum     minimum    minimum
States and Canada (million lbs.)                 (i.e., 3)  (i.e.,      (i.e.,     (i.e., 15)
                                                            4.5)        12)
------------------------------------ ----------- ---------- ----------- ---------- -----------


Table 3: Rebate Formula

----------------------- -------------- ------------- -------------- -------------- -------------
                           Year 1         Year 2        Year 3         Year 4         Year 5
----------------------- -------------- ------------- -------------- -------------- -------------
----------------------- -------------- ------------- -------------- -------------- -------------
    Total Purchase
 Commitment (million         15*           30*            45*            60*           75*
        lbs.)

----------------------- -------------- ------------- -------------- -------------- -------------
----------------------- -------------- ------------- -------------- -------------- -------------
   Actual Purchased
    by Distributor          15-20         30-35          45-50          60-65         75-80
    (million lbs.)

----------------------- -------------- ------------- -------------- -------------- -------------
----------------------- -------------- ------------- -------------- -------------- -------------
    Rebate ($/1b.)          0.06           0.06          0.06           0.06           0.06

----------------------- -------------- ------------- -------------- -------------- -------------
----------------------- -------------- ------------- -------------- -------------- -------------
   Actual Purchased
    by Distributor           >20           >35            >50            >65           >80
    (million lbs.)

----------------------- -------------- ------------- -------------- -------------- -------------
----------------------- -------------- ------------- -------------- -------------- -------------
    Rebate ($/lb.)          0.08           0.08          0.08           0.08           0.08

----------------------- -------------- ------------- -------------- -------------- -------------

*Or manufacturing capacity, whichever is less.




                                          EXHIBIT E

Any formulation or product that contains

     At least 10% by weight of a thermoplastic or thermoset resin

     AND contains at least 5% by weight of a natural fiber

     AND such material may be
               - Extruded
               - OR injection molded
               - OR compression molded
               - OR blow molded




                                          EXHIBIT F

     Construction products, including, but not limited to:
               - Retaining walls
               - Sound walls
               - Fencing
               - Decking
               - Board walk
               - Railing
               - Docks
               - Paving blocks

     Building  products, including, but not limited to:
               - Siding
               - Ceiling panels
               - Bricks
               - Roofing tiles
               - Window frames
               - Doors and door frames

     Automotive parts

     Amusement park constructions

     Railroad ties

     T-bars

     Pallets